EXHIBIT 10.1

First Fed Bank

Master Incentive Plan (MIP)

First Fed Bank Master Incentive Plan

Purpose:

This Master Incentive Plan (the “MIP” or the “Plan”) is intended to provide an incentive to motivate eligible employees of First Fed Bank (the “Bank”) and its subsidiaries, for the execution of business objectives, alignment of interests to those of the Bank and its shareholders and to enable the Bank to attract and retain highly qualified talent. The Plan is for the benefit of Covered Employees (as defined below) and administered by the Compensation Committee of the Board (the “Committee”). There will be one or more sub-programs governed by the MIP which will include how Covered Employee’s participating in those sub-programs will be incentivized.

Covered Employees:

Participation is limited to employees that hold positions as designated in the HRIS system and as approved by the Committee or its delegee (the “Covered Employees”). In the case of this MIP and the Executive Corporate Program, the Committee will be the plan administrators (i.e., no management delegee). The Committee retains the discretion to include as a participant any otherwise-eligible employee hired or promoted after the commencement of a Performance Period (as defined below).

Effective Date, Plan Year:

The Plan is in effect as of January 1st each year and ends on December 31st each year (the “Plan Year”) unless terminated or modified in accordance with the terms of the Plan, participation does not change the “at will” nature of a Covered Employee’s employment with the Bank.

Performance Period:

Each sub-program will specify the duration in which performance will be measured (the “Performance Period”). The performance period may be monthly, quarterly, or annually.

Basis of Incentive Compensation Awards:

The Plan is a cash award plan unless otherwise specified by the Committee or its delegee. A Covered Employee may receive an incentive compensation award under the Plan based on the attainment of one or more performance objectives established by the Committee or its delegee. The performance metrics may relate to financial and operational metrics of the Bank or any of its subsidiaries (the “Performance Goals”) and may include an individual performance component. At least annually, the Committee or its delegee shall establish a target incentive compensation award for each Covered Employee position. For sub-programs that express the incentive opportunity as a percentage of base earnings, “base earnings” are defined as base salary and wages payable by the Bank, prior to pre-tax deductions for contributions to qualified or non-qualified benefit plans or arrangements and excluding bonuses and incentives.

Eligibility:

At least annually, the Committee or its delegee will approve the list of positions eligible under each sub-program. Employees who are hired into a position after the Plan Year may be eligible to participate depending on the terms of their sub-program.

If no provisions exist in the sub-program, partial year participation for new hires is managed in the following manner:

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Annual sub-programs – Participants that qualify as a Covered Employee on or before September 30 of the Plan Year will receive a prorated payout (if any) based on the number of full months the Participant qualified as a Covered Employee. Participants that qualify as a Covered Employee on or after October 1 will not receive a payout for the current Plan Year.

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Quarterly sub-programs – Participants will be considered Covered Employees and eligible at the beginning of the next quarter. In the case of individual production-based programs (e.g., commercial loan officers), participation begins immediately.

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Monthly sub-programs – In the case of commission-based programs (e.g., mortgage loan officers), participation begins immediately. For monthly incentive programs, Participants will be considered Covered Employees the first full month worked in the qualifying role.

A Covered Employee who transfers into or out of an eligible position with the Bank during the Plan Year will receive the following treatment.

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Quarterly to Annual – A Covered Employee will receive a prorated payout (if any) for full months worked under a quarterly sub-program. Additionally, the Covered Employee will receive a prorated annual payout (if any) for full months worked under an annual sub-program.

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Annual to Quarterly – A Covered Employee will receive a payout (if any) for full months worked under an annual sub-program and receive a prorated payout for full months worked (if any) under the Covered Employee’s quarterly sub-program.

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Annual or Quarterly to Monthly – A Covered Employee will receive a payout (if any) for full months worked under an annual or quarterly sub-program up to the beginning of a new month and then begin the monthly sub-program.

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Quarterly to Quarterly – A Covered Employee who transfers to a role with a different quarterly sub-program will receive a prorated payout for full months worked (if any) under the Covered Employee’s existing quarterly sub-program. Additionally, they will be eligible for payout (if any) for full months worked under the new quarterly sub-program. In the case of individual production-based programs (e.g., commercial loan officers), participation begins immediately.

For leaves of absence, the MIP is intended to first comply with any statutory requirements and, secondly, provide a prorated payout (if any) for full months worked during the sub-program’s Performance Period for employees on an unpaid, unprotected LOA. For those on protected leaves of absence the incentive plan will pay out at target while the employee remains in a protected leave status despite the employee being absent from work. For the avoidance of doubt, all sub‑programs administered under this MIP will be administered in the same manner for employees on protected leave as for employees on a comparable non‑protected paid leave status.

If a Covered Employee is on a performance improvement plan during a sub-program’s Performance Period (i.e., annual, quarterly, or non-commissioned monthly), the Covered Employee is not eligible to receive a payout under the Plan for the full months in which the performance improvement plan was in place. The Committee or its delegee may determine that no incentive payment is due for the entire Performance Period in their sole discretion.

Should a circumstance arise that is not expressly covered in the MIP or sub-program, the Committee or its delegee may determine the terms and conditions upon which a Covered Employee may participate.

Covered Employees are not eligible to participate in other short-term, cash incentive plans offered by the Bank while serving as a Covered Employee pursuant to the Plan.

Active Participation:

If a Covered Employee resigns or is terminated from the Bank for any reason other than those described in this section prior to the date that payment of a non-individual-commission-based incentive compensation award is made, no payment shall be due to the Covered Employee for the applicable Performance Period. For commission-based incentive plans (e.g. commercial, mortgage and treasury sub-programs), in the event the Covered Employee’s employment terminates for any reason, the Bank will pay to the Covered Employee (or in the event of death, the employee’s beneficiary) 100% of the applicable incentive compensation, as described

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in the plan details, for incentive earned prior to termination. Incentive will not be paid for work in progress that closes after the termination date, except in the case of Mortgage Program participants, who will be eligible for commission on loans closed within 30 days after the transfer or termination date.

An “Early Termination Event” under the Plan shall be defined as the Covered Employees’ death or permanent disability. With regard to death or permanent disability, any incentive compensation award payable to the Covered Employee or his or her estate shall be paid as soon as practicable after the Covered Employee’s Early Termination Event. Such payment shall be prorated for the full months the Covered Employee worked and shall be paid as if the Bank achieved target performance under the relevant sub-program.

Subject to any additional terms contained in a written agreement between the Covered Employee and the Bank, the payment of an incentive compensation award to a Covered Employee shall be conditioned upon the Covered Employee’s employment by the Bank on the incentive award payment date. If a Covered Employee was not employed for an entire Performance Period, the Committee may prorate any non-commission-based incentive payment on the number of full months the Covered Employee was employed during such period.

Administration:

Administration of the Master Plan and Executive Corporate Program is the responsibility of the Compensation Committee of the Board which has sole discretion to administer and interpret the terms of the Plan. Duties of the Committee include but are not limited to the following:

●	Initial approval of the MIP and Executive Corporate program
●	Periodic reviews and approval of modifications to the MIP and Executive Corporate Program.
●	Review of risk assessments for the MIP and sub-programs.

Responsibility for the administration of all sub-programs (other than the Executive Corporate Plan) is delegated to the Executive Team by the Compensation Committee of the Board. The Executive Team has sole discretion to administer and interpret the terms of the programs. Duties of the Executive Team include but are not limited to the following:

●	Initial approval of the sub-programs
●	Periodic reviews and approval of modifications to sub-programs.
●	Review of risk assessments for the sub-programs.
●	Review and approval of eligible participants, incentive opportunities, performance measures, goals and weightings.
●	Review and monitoring for accuracy the performance reporting.
●	Review and determination of award payouts, if any.

The Committee is empowered to make any and all of the determinations not herein specifically authorized, which may be necessary or desirable for the effective administration of the Plan. The Committee shall have the power, in its sole discretion, to adjust or revise the Bank or individual performance goals or otherwise determine the extent to which the performance goals have been met in the case of unusual or extraordinary corporate or market events, the consequences of which materially alter or result in the performance metrics or level of achievement inconsistent with the original intent of the Committee at the time the performance goals were established.

The Committee may assign the responsibilities above and other responsibilities to the Executive Leadership Team as its delegee. However, in no circumstance may a member of the Executive Leadership Team make decisions regarding his or her own compensation under the Plan or make the final determinations under the Executive Corporate Program.

Notwithstanding any provision to the contrary contained in the Plan, no incentive compensation award is earned until paid, and the Committee, may withhold (as not earned) or adjust any incentive compensation

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award in its sole discretion as it deems appropriate and will notify the Covered Employees of any decision to withhold or adjust a Covered Employees’ incentive compensation award. Any decision or interpretation of any provision of the Plan adopted by the Committee shall be final and conclusive.

Additional Eligibility Criteria:

Any incentive compensation award made pursuant to the Plan may not be subject to assignment, pledge, or other disposition, nor shall such amounts be subject to garnishment, attachment, transfer by operation of law, or any legal process. Nothing contained in the Plan shall affect an employee’s at-will status or confer upon any employee any right to continued employment or to receive or continue to receive any rate of pay or other compensation, nor does the Plan affect the right of the Bank to terminate a Covered Employee’s employment. Participation in the Plan does not confer rights to participation in other Bank programs or plans, including annual or long-term incentive plans or non-qualified retirement or deferred compensation plans.

Modification and Termination of the Plan:

The Plan may be modified, changed, or terminated at any time by the Committee in its sole discretion. In the event of a modification, change, or termination of the Plan, the Committee shall cause written notice to be provided to the Covered Employees as soon as reasonably practicable. In the event the Plan is terminated, Covered Employees shall continue to be eligible for incentive compensation awards for the Plan Year prorated through the Plan’s termination date, unless the Committee determines in its discretion that no incentive compensation should be paid for a given Plan Year. Any incentive compensation awards shall be calculated through the date of the Plan termination on such basis as the Committee deems appropriate in its discretion and will be payable as soon as practicable after the termination of the Plan but in no event later than March 15 following the end of the Plan Year in which the termination occurs.

Governing Law and Venue:

Any action shall be brought in a court within the state of Washington. The Plan, and any payments thereunder, shall not be subject to the Employee Retirement Income Security Act.

Applicability of Laws and Regulations and Bank Policies:

All incentive compensation awards made pursuant to the Plan are subject to any condition, limitation, or prohibition under any applicable Federal, State, or local law or regulatory policy to which the Bank is subject.

Clawback for all Covered Employees. Each Covered Employee, while employed by the Bank and in the conduct of his or her duties as an employee, shall not expose the Bank to any unreasonable or unnecessary risk. Any payments made under this MIP may be recouped if a Covered Employee fails to comply with applicable laws and regulations or the Code of Ethics. Should it be determined that a Covered Employee engaged in willful misconduct, fraud, or a material breach of Bank policy that led to the incentive payout, the Covered Employee agrees to return any portion of incentive compensation received, as determined by the Committee or its delegee, independent of whether the Covered Employee remains employed by the Bank.

Clawback for Certain Executive Officers. For certain Executive Officers, incentive compensation awards under the MIP are also subject to the terms of the First Northwest Bancorp Compensation Clawback Policy with respect to incentive compensation or similar policy as such may be in effect from time to time, as well as any similar provisions of applicable federal law or regulation and any applicable listing standard of the national securities exchange on which the Bank’s common stock is listed, which could in certain circumstances require repayment of an incentive compensation award or portion thereof. In the event one or more of the provisions of the Plan shall for any reason be held to be illegal or unenforceable, the remaining provisions of the MIP shall remain in full force and effect.

Withholding Payroll Taxes:

To the extent required by the laws in effect at the time payments are made or earned, the Bank shall withhold from the annual cash, stock or deferred award made hereunder an amount necessary to satisfy any taxes required to be withheld for federal, foreign, state, or local governmental purposes and any additional amounts for taxes as requested by a Covered Employee.

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Section 409A Compliance:

The Bank intends that the Plan and payments hereunder will be exempt from, or otherwise comply with, the requirements of Section 409A of the Internal Revenue Code (the “Code”) and shall be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Bank makes no representation that the Plan complies with Section 409A of the Code and shall have no liability to any Covered Employees for any failure to comply with Section 409A of the Code.

Adopted and Approved by the Compensation Committee: During March 18th, 2026 Compensation Committee Meeting

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Exhibit A

Active Sub-Programs:

The following is the list of active sub-programs that operate under the terms of this MIP. This list will be reviewed and approved by the Committee on an annual basis prior to the Plan Year:

●	Executive Corporate Annual Incentive Program (annual) Governed by the Compensation Committee of the Board

●	Corporate Annual Incentive Program (annual) Governed by the Executive Team

●	Commercial Banking Incentive Program (quarterly) Governed by the Executive Team

●	Treasury Management Incentive Program (quarterly) Governed by the Executive Team

●	Community Banking Incentive Program (quarterly) Governed by the Executive Team

●	Partnership Incentive Program (quarterly) Governed by the Executive Team

●	Mortgage Incentive Program (monthly) Governed by the Executive Team

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